Gold-bearing quartz veins in the consolidated Grant-Hartford Corporation claim blocks:
New discoveries in 2010

Garnet-Coloma Mining District
Missoula and Granite Counties, Montana

James W. Sears
December, 2010

Introduction:

Detailed geologic mapping conducted in 2010 significantly increases estimates of gold resources in the Garnet-Coloma mining district. The purpose of this report is to place gold reserves that Grant-Hartford Corporation has proven for the Nancy Hanks and Willie vein systems into a broader geologic context to demonstrate reasonable expectations for district-wide gold resources. It updates a January, 2010, report to Grant- Hartford Corporation by J. Sears that presents background information on the general geology and gold deposits of the district.

GARNET GRANITE STOCK
N
CASCADE
NANCY HANKS
70,000 oz Au
Proven Reserves
TIGER
Garnet Ghost Town
Kearns Gulch
Deep Creek Anticline
GRANT-HARTFORD
MOUNTAIN VIEW
LEAD KING
WILLIE
16,000 oz Au
Proven Reserves
First Chance Gulch
600 feet

Figure 1. New geologic map of Garnet mining district, showing mapped vein trends with dashed yellow lines. Yellow boxes are limits of areas of dense exploration drilling by Grant-Hartford Corporation. Historic placers shown with yellow bands along valleys. Historic mine dumps shown with yellow patches.

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Grant-Hartford's 2008-2010 exploration drilling program has documented 70,000 ounces of economically recoverable gold reserves in the Nancy Hanks vein system and another 16,000 ounces in the Willie vein system - sufficient volumes to begin production with underground lode mining (see 2010 report by R. Flesher). The veins average 5,700 ounces of gold per 100 feet of strike-length for their upper 500 feet. The proven reserves represent, however, only a small fraction of likely gold resources in the district.

The drilled reserves, shown by yellow boxes on Figure 1, constitute less than 1/10 of the mapped strike-lengths the Nancy Hanks and Willie vein systems, and at most include only the upper 500 feet of those structures. Drilling in the Tostman claim to the west, and International claim to the east, while not spaced closely enough to define reserves, intersected the continuations of the Nancy Hanks vein structure with gold values consistent with our proven ore blocks.

SW
Horizontal scale = Vertical scale
NE
Elevation in feet above MSL
6000
5500
5000
4500
4000
3500
Garnet Stock
Cpi
Crl
Dm
Dj
Cascade
Tostman
Free Coinage
Cpa
Tiger
Kgr
Cm
Nancy Hanks
Dewey
Gold Bug
Csh
Shamrock
Grant-Hartford
Lead King
International
Willie
Mountain View
Deep Creek Anticline
pCgr

Figure 2. Composite cross section of Deep Creek anticline showing that all veins and granite sheets are confined to the northeast limb of the anticline. Abbreviations for rock units: pCgr - Garnet Range Formation, Csh - Silver Hill Formation, Cm - Meagher Dolomite, Cpa - Park Shale, Cpi - Pilgrim Dolomite, Crl - Red Lion Formation, Dm - Maywood Formation, Dj - Jefferson Dolomite, Kgr - Cretaceous granite. Red dashed lines are gold-bearing quartz veins.

In addition, we have mapped five sister gold-quartz veins between the Nancy Hanks and Willie veins. These historically-mined veins - the Cascade, Mountain View, Tiger, Grant- Hartford, and Lead King - sub-parallel the Nancy Hanks and Willie veins, and are spaced from a few hundred to a thousand feet apart. Geologic analysis and historic mining records indicate that these veins share similar grades, sources, mineralogic textures,

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trends, and structural habits. Historic mines on these veins averaged one ounce of gold per ton, according to shipping records.

We have not determined the down-dip limits of the gold-bearing veins, but a deep test hole that we drilled in 2010 intersected 0.25 OPT gold in a vein at 900 feet. We think that the seven veins branch outward from a common source at depth in the Garnet granite stock, and that the ultimate source could be thousands of feet deep (Figure 2).

In addition to the gold-quartz veins near Garnet, Grant-Hartford Corporation has contiguous claims across a down-faulted outlier of the vein systems on the southeast side of the Day Gulch fault. We have not yet mapped this area in detail, but there are several historic lode mines and rich placer mines in the outlier, and preliminary analysis indicates that the veins have the same geologic genesis as the ones near Garnet. Additional rich veins were historically mined to the west at Coloma, where we also have exploration rights, but we have not yet studied these veins in detail.

The historic miners could mill only oxidized ore, where pyrite had weathered to iron oxide. They could separate this free gold with sluice boxes, but they lacked the technology to mill the unweathered, sulfide-associated gold ore. The oxidized ore is restricted to the upper 300 feet of the veins; none of the old mines go any deeper. Our drilling program has intersected mineable ore beyond the ends of the historic stopes and tunnels. We also have drilled ore-grade rock left behind by the old miners, adjacent to the rich veins that they had hand-cobbed.

Our proven reserves of 86,000 ounces of mineable gold represents only 1500 feet of total vein strike-length in a district with a minimum of 30,000 feet of mapped vein strikelength (see Figure 1). It also only represents the upper 500 feet or less of the veins. Furthermore, the Grant-Hartford, Lead King, and Willie veins occur within the Garnet Range quartzite, and occupy the crest of the Deep Creek anticline, which plunges northwest, and it is reasonable to expect each of the veins to continue to the northwest along the anticlinal crest for some 4000 linear feet. It is geologically feasible that the reserves represent 5% or less of the gold resources that might ultimately be mined in the Garnet district. The resources near Coloma and east of Day Gulch would add significantly to that estimation.

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New geologic mapping:

WGM Group produced a detailed LIDAR topographic base map of the Garnet district for Grant-Hartford Corporation. The scale is 1"=300', and the contour interval is 2 feet. We conducted detailed geologic mapping on this base map during the 2010 field season. Figure 3 shows a section of the geologic map.

The excellent resolution of the base map clearly defines abandoned mine dumps, prospect pits, trenches, and placer workings throughout the Garnet district. This resolution, augmented by modern GPS technology, permitted a much more precise geologic map to be completed than was possible with the older USGS 1"=2000' quadrangle maps. The map also supported systematic field observations of abandoned mines and prospecting sites.

The improved geologic mapping better defined the distribution of stratigraphic and granitic rock units, their structure, and their relationship to gold-bearing quartz veins. Stratigraphic units were subdivided and accurately mapped to enhance understanding of the fault zones that controlled vein distribution and orientation.

The mining and prospecting sites permitted the tracing of individual mineralized veins across wide areas, as shown in Figure 1, and revealed veins that are otherwise hidden by soil and vegetation. For example, Figure 4 shows a collapsed shaft along the Cascade vein. Locating collapsed portals, raises, and ventilation shafts in the field allowed us to accurately pinpoint features shown on historical maps. This allowed us to verify the historical map data and to rectify it for importation into the Vulcan 3-D mining software. It also allowed us to verify assay values reported on historic maps and reports.

Figure 3. Section of new geologic map of Garnet mining district on LIDAR base.

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Figure 4. Collapsed shaft in Cascade vein discovered on LIDAR map. Note old ladder made from lodgepoles.

Furthermore, the LIDAR map allows us to calibrate the extent of tunneling and stoping in old abandoned mines for which there are no reliable published data. We can compare the volumes of dumps (yellow patches on Figure 3) of known mines to those of unknown mines, and estimate how much ore was stoped out of a given vein. For example, this method indicates that most mines only penetrated a few hundred feet laterally into the sides of First Chance Gulch, and that on the northwest side of the gulch the Grant- Hartford vein was barely touched.

In addition, 2010 road excavations and trenches exposed the historically-productive Grant-Hartford vein. Study of the vein structures and their relation to the district geology improved our understanding of the timing, structural control, and systematic nature of the veins.

The field work was done in conjunction with systematic reverse-circulation and core drilling, sampling, assaying, and 3-D analysis using Vulcan software (see 2010 report by R. Flesher), so that we were able to tie 2010 drilling results into geologic mapping to define the 3-D nature of the gold-bearing veins.

The new mapping also constrained the construction of an accurate cross-section of the Willie, Lead King, Grant-Hartford, Tiger, and Nancy Hanks gold veins and their relationship to the strata of the Deep Creek anticline and Garnet granite.

The new work delineated the seven distinct vein systems within the central part of the nearly 4,000 acres of the Grant-Hartford Corporation Garnet district properties. The veins dip toward the north and are sub-parallel to one-another. They systematically cut the north flank and crest of the Deep Creek anticline, and fill fault zones that shifted during the late stages of folding of the anticline. Most veins are associated with thin granite sheets or the main body of Garnet granite.

New observations on vein structures:

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The detailed mapping allowed us to find exposures of gold-bearing veins in situ and to determine their internal textures, their relationship to fault structures and bedding, and their timing of emplacement. All of these aspects are critical to predicting the orientation, location, and continuity of veins in the subsurface. Previously, most descriptions of the veins referred exclusively to observations that US Geological Survey geologist J. Pardee made in 1916 when many of the mines were still open and accessible.

The outcrop observations of veins aid in the interpretation of reverse-circulation drilling results, where samples consist of small rock chips that lack orientations and are mixed through five-foot intervals. They also help to orient core-drilling samples, as shown in Figure 5, where the dip of bedding can be determined at the surface and calibrated to the angle of bedding at the top of the core samples.

Figure 5. Bedding of Garnet Range quartzite visible in core samples. Note quartz vein in right-most section of core.

We cut 6 trenches and made a road cut across the GH vein system on the west side of First Chance Gulch (Figure 6). The trenches revealed that the vein system includes two or more main strands as well as cross-veins that are oriented in the fashion of ladder veins. The veins are consistent with extensional dilation in a southwest-directed reverse fault zone.

Figure 6. Grant-Hartford vein on west side of First Chance Gulch.

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Cut by 6 exploration trenches.

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Figure 7 shows typical samples from the Grant-Hartford gold-quartz vein system. The samples ran about 0.5 OPT gold. Curving and cross-cutting veins line fractures in the host rock at odd angles to bedding. The host rock is a quartzite breccia formed from brittle breakage along a fault zone. The host rock had sufficient strength to maintain cavities as the sides of the irregular fault surface shifted and opened vugs. Quartz crystals grew inward from the sides of fractures into the cavities. The cavities were filled with fluid that helped hold them opened. That fluid contained dissolved elements that precipitated into stable minerals that grew inward, allowing terminated crystals to form.

Quartz crystals completely seal parts of the veins, but other parts remain open. Pyrite cubes also grew freely in the open spaces, but in some cases replaced pre-existing host minerals that dissolved due to the chemical activity of the fluid. The fluid also carried dissolved gold that precipitated with the quartz and pyrite as the fluid temperature dropped and gold became insoluble.

Figure 7. Grant-Hartford gold-quartz vein system details. Note rock hammer for scale.

Multiple episodes of fluid injection occurred so that the veins are banded and complexly criss-crossing. The fluid pressure sought out the fault zone because of its increased permeability and at the same time enabled further faulting by hydro-fracturing. Some fluid injections were more auriferous than others. The entire veining process took place at depths of about 18,000 feet, based on the thickness of the overlying sedimentary column at the time of injection, and on the pressure-sensitive metamorphic mineral assemblages near the Garnet granite. Therefore, the fluid pressures were exceedingly high, in excess of 2000 bars. The samples are rusty red and yellow due to the oxidation of microscopic pyrite to hematite and limonite. Some rusty crystals with square outlines are hematite psuedomorphs after pyrite. The individual veins are a few inches to a foot thick, but the assemblage of veins may be ten or more feet thick.

Figure 8. Sears points to Grant-Hartford vein by a tunnel dating to 1907. Red zone crossing tunnel diagonally is oxidized vein on fault plane. Vein reportedly averaged 1 foot of 1.25 OPT Au for 205 feet.

The Grant-Hartford vein system is strongly sheared along a smooth fault surface. The fault has a reverse sense of movement that offsets stratigraphic contacts by 30 feet on the crest of the Deep Creek anticline (see Figure 3). The fault movement crushed and pulverized the crystals so that no crystal faces are preserved. Rather, the quartz is crumbly and fractured and can be dug out with a pick. The fault is very planar, and with trenching, we traced it across 600 feet and down 300 feet of the valley side with no change in its attitude or character. It usually coincided with an irregular quartz vein, but other veins nearby were not crushed. It represents a single brittle slip surface that postdated the emplacement of the gold-quartz veins - the last phase of movement on the fault zone.

The crushed vein was deeply weathered and red-stained, evidently because water had circulated along the permeable crushed zone. The crushed part of the vein assayed 0.56 to 1.5 OPT in channel samples taken along 12 foot dip-segments.

The vein also coincides with a thin granite sheet that branches from the main Garnet granite. The thin granite sheet is locally sheared, indicating that it intruded the fault zone and that the fault moved before the granite completely cooled. The granite sheet occupied the same fault channel-way that the gold-bearing fluids later exploited, as the broken rock provided cross-stratal permeability. The fault moved before the main Garnet granite body intruded, because the degree of contact metamorphism in given beds differs on the upper and lower sides of the fault. The thin granitic sheet also predated emplacement of the main body of granite.

Close examination and detailed mapping shows that the other vein systems in the Garnet district also followed fault zones. The faults were geometrically related to the Deep Creek anticline, so that they and the veins have predictable geometry discernable from geological mapping.

The gold-quartz veins have a close spatial association with the granite intrusions in the district. The Nancy Hanks vein system occupies the border zone of the main granite body. The Lead King, Grant-Hartford, Mountain View, Tiger, and Cascade veins are all associated with thin granite sheets that branch from the main granite body. The deep level of the main granite body was also the source of the gold, so the entire vein system is genetically linked to the emplacement of the granite. The intrusion of the granite was confined by the Deep Creek anticline, which folded before, during, and after the magma was injected.

Deep Creek anticline and Garnet granite stock:

The thin granite sheets and main granite body itself are confined to the northeast side of the Deep Creek anticline, as shown in Figure 2. The fault along the Grant-Hartford vein system is in the core of the anticline and is mechanically related to the fold. After the fold and fault first began to form, the granites intruded. Then the veins were emplaced from deeper in the granite. Finally, the anticline and fault moved again and sheared the veins.

Importantly, the veins are part and parcel of the large Deep Creek anticline structure. The structure of the anticline controlled the structure of the gold-quartz veins.

The new mapping clarified the geometry of the Deep Creek anticline and its geometric relation to the Garnet granite stock.

The anticline has a steep southwest limb, a broad top, and a moderately-dipping northeast limb. The anticline is one of the major folds of the Lewis and Clark line, and has been mapped for 15 miles, from the Garnet area southeast to Drummond. A dome-shaped culmination of the fold occurs in the area near Garnet.

The Willie, Lead King, and Grant-Hartford veins occur within the quartzites of the Precambrian Garnet Range Formation in the core of the anticline. They are more singular and planar than the veins in the Garnet granite or those in other rock types, because the quartzite was structurally stronger during the folding, faulting, and vein emplacement.

The veins terminate at the contact with the Cambrian beds at the top of the Garnet Range quartzites. It appears that the Cambrian sedimentary rocks formed a cap seal for the upward migration of the hydrothermal fluids that carried the gold. The gold-bearing fluids may have been trapped in the anticline in the quartzites and accumulated there rather than passing out of the system and being disseminated in the Cambrian beds. If so, then it is possible that the gold-bearing veins were enriched in the fractures in the quartzite, and the veins could continue along the trend of the anticline for some 4000 feet to the northwest of the exposures of the veins along First Chance Gulch. The veins would underlie the Cambrian rocks in this area at a depth of 500 to 1000 feet and would not be exposed.

The Late Cretaceous Garnet stock sourced the Garnet-Coloma gold-quartz veins. The stock, the 3rd or 4th richest of a family of gold-bearing satellite plutons of the Boulder batholith, intruded the Lewis and Clark line, a major shear zone that crosses the western Montana Rocky Mountains. The recently re-opened Drumlummon mine near Helena is an extremely rich sister gold deposit, of the same age, vein structure, and setting within the Lewis and Clark line as the Garnet district. The Drumlummon mine, however, occupies a deeper structural level than the Garnet district; it was exposed by faulting and erosion. We know this because the granite associated with the Drumlummon veins intrudes a rock formation that lies about 5000 feet deeper in the stratigraphic section than the rock formations at Garnet. Furthermore, the mineral zonation at Drumlummon indicates a deeper and hotter equilibrium temperature than we find at Garnet. We infer that the source of the gold veins at Garnet may correlate with the Drumlummon veins, and therefore, the gold veins at Garnet may extend to significant depth below the present surface.

Conclusion:

In spite of its historical productivity, the gold reserves of the Garnet-Coloma district have only barely begun to be explored with systematic surveying, geologic mapping, drilling, assaying, and subsurface modeling. Results from our successful 2008-2010 drilling program indicate that we can now begin economic gold recovery from underground mining. We have blocked out mineable gold reserves and resources in vein systems whose boundaries extend in three directions beyond the reaches of our drillstems in 2010. Structural analysis indicates that the gold-bearing veins emanated from the Garnet stock as part of a regional system of structural features, and are therefore geometrically systematic.

Geologic mapping and analysis suggests that our proven gold reserves comprise less than 5% of the gold resources that may ultimately be recovered by underground lode mining.

References:

Irving, J., 1969, Corporate mining properties at Garnet and First Chance Mining District, State of Montana: American Mining Company, Internal Report.

Heinrich, C.A., Driesner, T., Stefansson, A., and Seward, T.M., 2004, Magmatic vapor contraction and the transport of gold from the porphyry environment to epithermal ore deposits: Geology, v. 32, p. 761-764.

Lyden, C.J., 2005, Gold placers of Montana: Montana Bureau of Mines and Geology, Reprint 6, 120 p.

Mann, L.S., and Sears, J.W., 2004, The Contact metamorphic aureole of the Late Cretaceous Garnet stock, Garnet-Coloma area, Montana: Northwest Geology, v. 33, p. 34-48.

Lonn, J., McDonald, K., Smith, L., and Sears, J.W., 2010, Geologic map of the Missoula East quadrangle: Montana Bureau of Mines and Geology, Map, scale 1:100,000.

Pardee, J.T., 1918, Ore deposits of the northwestern part of the Garnet Range, Montana: U.S. Geological Survey, Bull. 660, p. 159-239.

Sears, J.W., 2010, Geologic map of Garnet district: Report of Grant-Hartford Corporation, scale 1"=300'

Sears, J.W., 2010, Gold-bearing quartz veins in the consolidated Grant-Hartford Corporation claim blocks: Report for Grant-Hartford Corporation, 14 p.

Sears, J.W., 2009, Geologic mapping at 1:24,000 in Elevation Mountain Quadrangle for McDonald et al. (2010) map.

Sears, J.W., 1989, Geology of the Garnet Range in the Garnet-Coloma area: Garnet Mining Corporation, Internal Report.

Sears, J.W., and Hendrix, M., 2004, Lewis and Clark line and the rotational origin of the Alberta and Helena salients, North American Cordillera, in Sussman, A., and Weil, A., eds. Orogenic curvature: Geological Society of America Special Paper, p. 383, p. 173-186.

Sibson, R.H., 1992, Vein-structures characterizing extreme fault-valve activity: Austalasian Intitute of Mining and Metallurgy, 26th Ann Conference, Dunedin, NZ, 5 p.

Stimson, E., 1992, Garnet Project, Granite and Missoula Counties, Montana: Summary Report, Pegasus Gold Corporation, 28 p.

Vuke, S.M., Porter, K.W., Lonn, J.D., and Lopez, D.A., 2007, Geological map of Montana: Montana Bureaau Mines and Geology, MBMG 543, scale 1:500,000.

Wilkie, K.M., 1986, The Geology of the Garnet-Coloma area, Garnet Range, Montana: MS thesis, Iowa State University.